Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Partners

of Summit Materials Holdings L.P.:

We consent to the use of our report dated October 8, 2014, with respect to the consolidated balance sheets of Summit Materials Holdings L.P. and subsidiaries as of December 28, 2013 and December 29, 2012, and the related consolidated statements of operations, comprehensive (loss) income, cash flows, and changes in redeemable noncontrolling interest and partners’ interest for the years ended December 28, 2013 and December 29, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

January 8, 2015